Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 002-92331 and No. 333-251266) pertaining to the 401(k) Plan of HP Inc. of our report dated June 14, 2023, with respect to the financial statements and schedule of the HP Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
San Jose, California June 14, 2023